Joint Operating Agreement





                                      Among


                          The Denver Post Corporation,

                  Eastern Colorado Production Facilities, Inc.,

                      Denver Post Production Facilities LLC

                                       And

                          The Denver Publishing Company












                                   Dated as of
                                  May 11, 2000


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                                TABLE OF CONTENTS


                                    ARTICLE 1
                                     The LLC

1.1      Denver Post Production Facilities LLC.................................5
1.2      Amendment and Restatement of Operating Agreement; Change of Name;
         Additional Capital Contribution by Denver Post........................6
1.3      Sale of a Portion of Denver Post's Membership Interest in LLC to
         Denver Publishing; Initial Capital Contribution by Denver Publishing..7
1.4      Form of Additional Capital Contribution of Denver Post................8
1.5      Form of Initial Capital Contribution of Denver Publishing.............9
1.6      Valuation of Certain Capital Contributions; Adjustment................9
1.7      Other Capital Contributions..........................................12
1.8      Failure to Make Payments.............................................12
1.9      Contracts, Leases, Permits and Commitments; Assumption...............13
1.10     Advertising Contracts................................................14
1.11     Subscription Contracts...............................................15
1.12     Accounts Receivable..................................................15
1.13     Limitation on Assumption of Liabilities..............................15
1.14     Delivery of Books and Records........................................17
1.15     Use of Facilities and Properties.....................................17
1.16     Employees............................................................17
1.17     Newsprint Purchases..................................................20
1.18     Initial Activities of the LLC........................................20

                                    ARTICLE 2
                              Activities of the LLC

2.1      Publication of Newspapers............................................21
2.2      Property Used........................................................23
2.3      Editorial Independence...............................................23
2.4      News and Editorial Services and Expenses.............................24
2.5      Office Space.........................................................27

                                    ARTICLE 3
                         Quality of Content and Budgets

3.1      Quality of Content...................................................28
3.2      Budgets..............................................................28

                                    ARTICLE 4
             Duties of LLC, Including Distribution of Available Cash

4.1      Duties of LLC........................................................29
4.2      Allocation of Profits or Losses and Distributions of Cash............30

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4.3      Books and Records....................................................30
4.4      Financial Statements.................................................31
4.5      Auditors and Fiscal Year.............................................32
4.6      Tax Returns..........................................................33

                                    ARTICLE 5
                                Governance of LLC

5.1      Management Committee.................................................33
5.2      The President and Chief Executive Officer............................34
5.3      Certain Other Matters................................................35
5.4      Compensation.........................................................35

                                    ARTICLE 6
                                  Other Matters

6.1      Representations and Warranties.......................................35
6.2      Certain Action.......................................................37
6.3      NPA Filing...........................................................37
6.4      Announcements........................................................38
6.5      Interim Covenants....................................................38

                                    ARTICLE 7
                              Duration; Termination

7.1      Term.................................................................41
7.2      Termination of this Agreement; Dissolution of the LLC................41
7.3      Termination at End of Term...........................................43
7.4      Transfers of Interests Under the Agreement and The Denver Newspaper
         Agency Limited Liability Company Operating Agreement.................44

                                    ARTICLE 8
                              Costs and Liabilities

8.1      Responsibility for Costs.............................................45
8.2      Nature of Relationship...............................................46
8.3      Members' Individual Responsibilities.................................46
8.4      LLC's Responsibility.................................................47
8.5      Force Majeure........................................................47

                                    ARTICLE 9
                                  Miscellaneous

9.1      Notices..............................................................48
9.2      Non-Assignability....................................................49
9.3      Entire Understanding.................................................49
9.4      Headings.............................................................49

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9.5      Governing Law........................................................49
9.6      Modifications........................................................49
9.7      Severability.........................................................49
9.8      Specific Performance.................................................50
9.9      No Third Party Beneficiaries.........................................50

                                    EXHIBITS


Exhibit A  Denver Newspaper Agency Contribution and Sale Agreement

Exhibit B  Denver Newspaper Agency Limited Liability Company Operating Agreement

Exhibit C  Denver Newspaper Agency License for Denver Post Names and Denver Post
           Intangibles

Exhibit D  Denver Newspaper Agency License for News Names and News Intangibles

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                            JOINT OPERATING AGREEMENT


      This Joint Operating Agreement (hereinafter the "Agreement" or "The Denver Newspaper Agency Joint Operating Agreement"), dated as of May 11, 2000, is entered into by and among The Denver Post Corporation, a Delaware corporation ("Denver Post"), The Denver Publishing Company, a Colorado corporation ("Denver Publishing") and Denver Post Production Facilities LLC, a Delaware limited liability company.

      Denver Post currently publishes THE DENVER POST each weekday and weekend morning, in Denver, Colorado. Denver Publishing currently publishes DENVER ROCKY MOUNTAIN NEWS each weekday and weekend morning, in Denver, Colorado. Both THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS (each, hereinafter, a "Newspaper", and both hereinafter, the "Newspapers") have substantial paid circulations in the Denver, Colorado metropolitan area and throughout the State of Colorado;

      Although THE DENVER POST generates operating profits, DENVER ROCKY MOUNTAIN NEWS suffers substantial operating losses and is currently in probable danger of financial failure;

      The parties to this Agreement believe that the probable failure of DENVER ROCKY MOUNTAIN NEWS can be avoided and that both Newspapers can be published profitably in the future provided that (1) they enter into a joint newspaper operating arrangement (a "JOA") pursuant to which their operating and business functions (but not their news and editorial functions) are appropriately combined, (2) both THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS continue separately to be published each weekday morning, (3) a special edition of DENVER ROCKY MOUNTAIN NEWS is published each Saturday morning containing editorial pages from both DENVER ROCKY MOUNTAIN NEWS and THE DENVER POST, under a new, joint masthead and (4) a special edition of THE SUNDAY DENVER POST is published

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each Sunday  morning  containing  editorial  pages from both THE DENVER POST and
DENVER ROCKY MOUNTAIN NEWS, under a new joint masthead;

      Accordingly, the parties have agreed to enter into a joint newspaper operating arrangement, which they believe meets the requirements of and is entitled to the protection afforded by the Newspaper Preservation Act, 15 U.S.C. ss. 1801 ET SEQ. ("NPA"). The parties have determined that such an arrangement will serve not only their best interests, but also those of their employees, their subscribers, their advertisers and the communities which they serve.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                                    ARTICLE 1
                                     THE LLC

      1.1 DENVER POST PRODUCTION FACILITIES LLC. Prior to the execution of this Agreement, Denver Post and its wholly owned subsidiary, Eastern Colorado
Production Facilities, Inc., a Delaware corporation ("Eastern Colorado" and together with Denver Post the "Post Entities")) caused to be formed under the laws of the State of Delaware a limited liability company named "Denver Post Production Facilities LLC" (the "LLC"). In exchange for its and Eastern
Colorado's membership interests therein, Denver Post itself and on behalf of Eastern Colorado transferred to the LLC the following assets (hereinafter, collectively, "Denver Post Initial Capital Contribution"):

            (a) all real property and all appurtenances thereto and equipment thereon located at 4495 Fox Street, Denver, Colorado (hereinafter, collectively the "Denver Post Production Facility"); and,

            (b) all furniture, fixtures, improvements, equipment, machinery, parts, computer hardware, tools, printing presses and other tangible property

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located at the Denver  Post  Production  Facility  other than  vehicles,  leased personal property and Inventory (as defined in the Contribution and Sale Agreement appended as Exhibit A hereto).

      1.2 AMENDMENT AND RESTATEMENT OF OPERATING AGREEMENT; CHANGE OF NAME; ADDITIONAL CAPITAL CONTRIBUTION BY DENVER POST.

            (a) As of the Effective Date, as hereinafter defined, the Post Entities and the LLC shall jointly and severally cause the LLC to change its name to "The Denver Newspaper Agency LLC," to amend and restate the LLC's operating agreement in the form appended as Exhibit B hereto (hereinafter "The Denver Newspaper Agency Limited Liability Company Operating Agreement"), and to cause to be made to and received by the LLC an additional capital contribution from Denver Post, hereinafter the "Denver Post Additional Capital Contributions," in the form described in Section 1.4 of this Agreement.

            (b) Concurrently with the foregoing, Post Entities shall also assign to the LLC, and the LLC shall assume and become fully liable for, all of the liabilities relating to the operation of THE DENVER POST and/or the Denver Post Contributed Assets which are defined as "Denver Post Assumed Liabilities" in
Section 2.3 of The Denver Newspaper Agency Contribution and Sale Agreement (hereinafter collectively also, the "Denver Post Assumed Liabilities"). Upon the LLC's assumption of the Denver Post Assumed Liabilities, Denver Post shall have no further obligation or liability with respect thereto, and the LLC shall pay and discharge all such assumed liabilities in full and in a timely manner.

            (c) As used in this Agreement, the "Effective Date" shall be the first business day of the first month commencing following the later of (i) the day on which the written consent of the Attorney General of the United States becomes effective, as provided in Section 4(b) of the NPA, and in Section 48.14 of the Regulations under the NPA (28 CFR ss. 48.1), and as contemplated by

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Section 6.3 of this Agreement,  provided that no injunction or restraining order shall then be in effect which restrains or prohibits the carrying out of this Agreement or the consummation of any of the transactions contemplated hereby and all of the material conditions for the dosing of such transactions shall then have been satisfied, or (ii) if such injunction or restraining order is in effect, the first day on which it is removed or eliminated without further right of appeal, and all such conditions have been satisfied.

      1.3 SALE OF A PORTION OF DENVER POST'S MEMBERSHIP INTEREST IN LLC TO DENVER PUBLISHING; INITIAL CAPITAL CONTRIBUTION BY DENVER PUBLISHING.

            (a) Immediately following the implementation of the various matters described and set forth in Section 1.2, Denver Publishing shall (x) in exchange for a Percentage Interest equal to Sixty Million Dollars ($60,000,000) divided by the then fair market value of the net assets of the LLC, pay to Denver Post the cash sum of Sixty Million Dollars ($60,000,000), hereinafter the "Purchase Price" and (y) make an initial capital contribution to the LLC, hereinafter the "Denver Publishing Initial Capital Contribution," in the form set forth in
Section 1.5 of this Agreement such that after such contribution, the Percentage Interests in the LLC shall be 50% for Denver Publishing, 49% for Denver Post and 1% for Eastern Colorado.

            (b) Concurrently with the foregoing,  Denver Publishing shall assign to the LLC, and the LLC shall, except as otherwise provided in this Agreement, assume and become fully liable for, all of the liabilities relating to the operations of DENVER ROCKY MOUNTAIN NEWS and/or the Denver Publishing Contributed Assets which are defined as "Denver Publishing Assumed Liabilities" in Section 3.3 of The Denver Newspaper Agency Contribution and Sale Agreement (hereinafter collectively also, the "Denver Publishing Assumed Liabilities"). Upon the LLC's assumption of the Denver Publishing Assumed Liabilities, Denver Publishing shall have no further obligation or liability with respect thereto,

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and the LLC shall pay and discharge all such assumed  liabilities in full and in a timely manner.

      1.4 FORM OF ADDITIONAL CAPITAL CONTRIBUTION OF DENVER POST.

            (a) Denver Post's Additional Capital Contribution shall consist of the cash sum of One Million Dollars ($1,000,000) and all of its rights, title, and interest not previously contributed to the LLC in and to the specific properties and assets currently used or held for use in connection with the production and publication of THE DENVER POST which are defined as the "Additional Denver Post Contributed Assets" in Section 2.1 of The Contribution and Sale Agreement of even date herewith entered into by the parties hereto (hereinafter, "The Denver Newspaper Agency Contribution and Sale Agreement" and also hereinafter collectively the "Additional Denver Post Contributed Assets"). A copy of The Denver Newspaper Agency Contribution and Sale Agreement is appended as Exhibit B to this Agreement.

            (b) The assets defined in Section 2.2 of The Denver Newspaper Agency Contribution and Sale Agreement as "Denver Post Excluded Assets" shall not constitute any part of the Additional Denver Post Contributed Assets but shall remain the separate property of Denver Post from and after the Effective Date. Notwithstanding the foregoing, Denver Post shall grant to the LLC a royalty-free license with respect to such of the Denver Post Excluded Assets as are defined as the Denver Post Names and the Denver Post Intangibles in Section 2.2 of The Denver Newspaper Agency Contribution and Sale Agreement. Such license shall be in the form attached hereto as Exhibit C, which shall be executed by Denver Post and delivered to the LLC on the Effective Date.

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      1.5 FORM OF INITIAL CAPITAL CONTRIBUTION OF DENVER PUBLISHING.

            (a) Denver Publishing's Initial Capital Contribution shall consist of the cash sum of One Million Dollars ($1,000,000) and all of its rights, title, and interest in and to the specific properties and assets used or held for use in connection with the production and publication of DENVER ROCKY MOUNTAIN NEWS which are defined as "Denver Publishing Contributed Assets" in
Section 3.1 of The Denver Newspaper Agency Contribution and Sale Agreement (hereinafter collectively also, the "Denver Publishing Contributed Assets").

            (b) The assets defined in Section 3.2 of The Denver Newspaper Agency Contribution and Sale Agreement as "Denver Publishing Excluded Assets" shall not constitute any part of the Denver Publishing Contributed Assets but shall remain the separate property of Denver Publishing from and after the Effective Date. Notwithstanding the foregoing, Denver Publishing shall grant to the LLC a royalty-free license with respect to such of the Denver Publishing Excluded Assets as are defined as the News Names and the News Intangibles in Section 3.2 of The Denver Newspaper Agency Contribution and Sale Agreement. Such license shall be in the form attached hereto as Exhibit D, which shall be executed by Denver Publishing and delivered to the LLC on the Effective Date.

      1.6 VALUATION OF CERTAIN CAPITAL CONTRIBUTIONS; ADJUSTMENT.

            (a)  Subject  to  the  making  of  the  True-Up   Contribution   (as
hereinafter defined), each of the parties to this Agreement agrees, for all purposes with respect to this Agreement, The Denver Newspaper Agency Limited Liability Company Operating Agreement and The Denver Newspaper Agency Contribution and Sale Agreement, that the fair market value of (i) Denver Post's and Eastern Colorado's aggregate Initial and Additional Capital Contributions and aggregate capital account balances and (ii) the Purchase Price and Denver

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Publishing's Initial Capital Contribution and capital account balance,  shall be deemed to be equal.

            (b) To the extent that the aggregate value, determined (except as hereinafter expressly provided) in accordance with generally accepted accounting principles consistently applied, of the working capital contributed to the LLC as of the Effective Date by each of Post Entities and Denver Publishing as a consequence of Post Entities' Additional Capital Contribution and Denver
Publishing's Initial Capital Contribution differs, the party whose working capital contribution is the lesser in value shall promptly following the final determination of such value (as hereinafter provided) contribute to the LLC an additional cash sum (the "True-Up Contribution") equal to the difference in value of the parties' respective working capital contributions. Once made, such True-Up Contribution shall be deemed to be part of the capital contribution of the party making such True-Up Contribution and aggregate capital contributions and aggregate capital accounts of the Post Entities shall be deemed equal to the capital contribution and capital account of Denver Publishing.

            (c) For purposes of determining the amount of any required True-Up Contribution, the determination of the value of the working capital contributed to the LLC as of the Effective Date by each of Denver Post and Denver Publishing shall be determined by the party making such contribution upon written notice to the other parties to this Agreement and the LLC not later than one hundred fifty
(150) days following the Effective Date.

            (d) Except as expressly hereinafter provided, such determination shall be similarly made with respect to both Denver Post and Denver Publishing, on the basis of generally accepted accounting principles consistently applied. Notwithstanding the foregoing, for the purpose of such calculations (a) all newsprint inventories of Denver Post and Denver Publishing shall be valued at book value (without any corporate or other mark-up), (b) current liabilities shall include the present value of all capital leases relating to the respective operations of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS (provided, that for such purpose THE NEW YORK TIMES press lease relating to THE DENVER POST shall not be considered a capital lease for this purpose as long as the revenues derived by the LLC from the future operations of this press (excluding current commercial printing jobs currently printed elsewhere by Denver Post) equal or exceed payments by the LLC for such years pursuant to such lease), and (c) all trade accounts receivable shall be valued based upon the actual collections of the LLC with respect thereto during the 120 day period immediately following the Closing (with no value being attributed to any receivables remaining unpaid 120 days following the Closing, provided that any sums thereafter collected with respect to such receivables shall belong exclusively to the party assigning such receivables to the LLC), and (d) the unfulfilled portion of the prepaid subscription liabilities for each of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS as of the Effective Date shall each be valued based upon a value of Twenty-Five Cents ($0.25) for each copy of the weekday and Saturday editions of each Newspaper and One Dollar ($1.00) for each copy of each Sunday edition of each Newspaper due to be delivered subsequent to the Effective Date.

            (e) If either party objects to the other party's determination of the amount of working capital it contributed to the LLC, such objection shall be communicated in writing to all of the other parties to this Agreement and the LLC within forty-five (45) days of receipt of such determination. All such objections shall be referred for final resolution to a firm or firms of independent auditors chosen by mutual agreement of the independent auditors of the parties. All of the parties to this Agreement and the LLC shall receive written notification of the independent auditor's final determination of the

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value of such party's  working  capital  contribution  (determined in the manner provided in this Agreement) within thirty (30) days of such referral.

      1.7 OTHER CAPITAL CONTRIBUTIONS. In the event that the LLC shall subsequent to the Effective Date require funds other than the capital contributions described in Sections 1.4 and 1.5 of this Agreement for any authorized business purpose, all such funds, unless obtained from outside sources (subject to Section 5.1, hereof), shall be contributed by Denver Post and Denver Publishing on identical terms and in equal shares, when and as such additional contributions may be authorized as provided in Sections 5.1 or 8.1(c) hereof.

      1.8 FAILURE TO MAKE PAYMENTS. If (i) either Denver Post or Denver Publishing (a "Defaulting Party") fails to make to the LLC any payment required hereunder, or under the terms of either The Denver Newspaper Agency Limited
Liability Company Operating Agreement or The Denver Newspaper Agency Contribution and Sale Agreement, including, but not limited to, any properly authorized capital contribution, the other party (the "Non-Defaulting Party") may lend the amount thereof to the LLC on behalf of the Defaulting Party, or
(ii) the Defaulting Party breaches any of its other obligations to the LLC, the other party may cure such breach. In any such event, (x) no distributions shall thereafter be made to the Defaulting Party by the LLC pursuant to Section 4.1
(c) hereof or otherwise until the full amount of such loan that was made or incurred by the Non-Defaulting Party, plus interest from the date of default to the date(s) of such repayment(s) at a rate per annum equal to the rate announced from time to time by The Bank of New York as its prime or reference rate has been paid in full to the Non-Defaulting Party by the Defaulting Party and (y) and all such distributions which are thus withheld by the LLC from the Defaulting Party shall instead concurrently be paid by the LLC to the Non-Defaulting Party in repayment of such party's loan.

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      1.9  CONTRACTS,  LEASES,  PERMITS  AND  COMMITMENTS;  ASSUMPTION.  On  the
Effective Date, Denver Post and Denver Publishing each will make available to the LLC, by way of assignment or otherwise, and will thereafter permit the LLC
to  assume  and  perform,  all  contracts,   leases,   permits  and  commitments
(collectively, the "Contracts") relating to the operations of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS and/or the Denver Post Contributed Assets or the Denver Publishing Contributed Assets exclusive of: (a) those Contracts described in Section 1.4(b) or Section 1.5(b) hereof, (b) those Contracts defined as Denver Post Excluded Assets, Denver Post Excluded Liabilities, Denver Publishing Excluded Assets or Denver Publishing Excluded Liabilities in The Denver Newspaper Agency Contribution and Sale Agreement, (c) any other Contracts which relate to the news and/or editorial functions of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS (except as may otherwise be otherwise expressly provided herein or in The Denver Newspaper Agency Contribution and Sale Agreement), and (d) those advertising or subscription Contracts described in Sections 1.10 or 1.11 hereof (hereafter collectively, the "Excluded Contracts"). To the extent that any one or more of the Contracts to be assigned to the LLC may be assignable only with the consent or consents of third persons, Denver Post and Denver Publishing agree to use all reasonable efforts to procure such consent or consents, in cooperation with the LLC, by the Effective Date or as soon thereafter as is reasonably practicable. Except as may otherwise be provided in Section 1.13 hereof, the LLC shall be responsible for, and shall pay, any cancellation charges or other liabilities of Denver Post or Denver Publishing under any Excluded Contract. Notwithstanding the foregoing or any other provision of this Agreement, the LLC shall not, by virtue of the foregoing, be required hereby, as of or subsequent to the Effective Date, to assume or otherwise perform any Contract (including, but not limited to any collective bargaining agreement other than any such agreement that requires assignment and assumption in
connection  with  the  transactions   contemplated  hereby)  if  the  Management
Committee (by Absolute Majority Vote) determines such assumption is not in the LLC's best interest; provided, that any Contract which the Management Committee determines not to assume shall be deemed an Excluded Contract for the purpose of the preceding sentence.

      1.10 ADVERTISING CONTRACTS. In order to implement the Licenses granted pursuant to Exhibits C and D hereto, Denver Post and Denver Publishing each will deliver to the LLC (a) on the Effective Date (subject to any required approval from the Attorney General), the advertising information required by their respective Licenses, and (b) within 10 days after the Effective Date, a list of the amount of space used, up to but not including the Effective Date, by each such advertiser. The LLC will use such efforts as it deems reasonable and appropriate to fulfill and complete such advertising contracts and commitments requiring performance on or subsequent to the Effective Date, and shall have the exclusive right to make such modifications or short ratings or cancellations thereof as it deems reasonable and appropriate and shall, except as otherwise provided in Section 1.13 hereof, indemnify Denver Post or Denver Publishing with respect to all liabilities arising thereunder for all periods subsequent to the Effective Date. By the Effective Date, each of Denver Post and Denver Publishing shall independently develop standards for determining the acceptability of advertising for subsequent publication in its Newspaper (with Denver Publishing developing standards for the Saturday Edition and Denver Post developing standards for the Sunday Edition), and the LLC shall subsequent to the Effective Date apply those standards in determining the acceptability of advertising copy for subsequent publication in such Newspaper.

      1.11 SUBSCRIPTION CONTRACTS. In order to implement the Licenses granted pursuant to Exhibits C and D hereto, on the Effective Date (subject to any required approval from the Attorney General), Denver Post and Denver Publishing each will deliver and make available to the LLC all subscription contracts then relating to THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, respectively. The LLC will subsequent to the Effective Date use such efforts as it deems reasonable and appropriate to fulfill and perform all such subscription contracts for the regular weekday editions of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, and may, if necessary, use such efforts as it deems reasonable and appropriate to fulfill and perform such contracts by delivering subsequent to the Effective Date the Saturday Edition (as defined in Section 2.1 hereof), to all subscribers who will accept the same in substitution for the pre-Effective Date Saturday edition of THE DENVER POST and the Sunday Edition (as defined in Section 2.1 hereof) to all subscribers who will accept the same in substitution for the pre-Effective Date Sunday edition of DENVER ROCKY MOUNTAIN NEWS.

      1.12 ACCOUNTS RECEIVABLE. Between the date hereof and the Effective Date, Denver Post and Denver Publishing shall use all reasonable efforts, consistent with past practices, to collect their respective advertising, circulation and other trade accounts receivable arising out of the publication of THE DENVER POST, and DENVER ROCKY MOUNTAIN NEWS ("Accounts Receivable"). On and after the Effective Date, the LLC shall have the sole right to collect all Accounts Receivable, and to use such methods with respect to such collection, including settlement, compromise or litigation, as the LLC shall determine.

      1.13 LIMITATION ON ASSUMPTION OF LIABILITIES. On the Effective Date, the LLC shall assume and be responsible for only those liabilities or obligations of Denver Post and Denver Publishing that are specifically contemplated by this

Agreement and The Denver Newspaper Agency Contribution and Sale Agreement to be assumed by the LLC and for no others. In addition to any liabilities which may be defined as Denver Post Excluded Liabilities or Denver Publishing Excluded Liabilities in The Denver Newspaper Agency Contribution and Sale Agreement, the liabilities to be assumed by the LLC on the Effective Date shall not include any of the following liabilities (all of which shall hereinafter collectively be deemed "Excluded Liabilities"): All intercompany indebtedness, all indebtedness for borrowed money (other than capital leases related to the operations of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS), all deferred tax liabilities of whatever nature, all accrued income or franchise tax liabilities, all liabilities for failure to perform or discharge in a timely manner prior to the Effective Date any liability to be assigned to the LLC as of the Effective Date hereof, all liabilities arising from any breach occurring prior to the Effective Date under any contract, license or other instrument to be assigned to the LLC as of the Effective Date, all liabilities arising from any litigation pending or threatened as of the Effective Date with respect to the operations of Denver Post or Denver Publishing or any assets to be transferred to the LLC as of the Effective Date and all liabilities arising out of any violations occurring prior to the Effective Date of any law or governmental regulation applicable to the operations of Denver Post or Denver Publishing or the assets being transferred to the LLC as of the Effective Date.

      Denver Post and Denver Publishing, respectively, shall indemnify and hold the other party and the LLC harmless against any and all damage, loss and cost (including reasonable attorneys' fees) arising out of or related to any Excluded Liability or any other liability or obligation of the indemnifying party that is not to be assumed by the LLC as of the Effective Date pursuant to this Agreement or The Denver Newspaper Agency Contribution and Sale Agreement.

      1.14 DELIVERY OF BOOKS AND RECORDS. As of the Effective Date, Denver Post and Denver Publishing each will deliver to the LLC such of their books, records, and files (not including general books of account) and circulation and advertising accounts receivables ledgers and accounts payable ledgers relating to THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS, whether or not heretofore expressly referred to herein, as may be reasonably required in connection with the collection of accounts receivable and the payment of assumed liabilities and the production, marketing, and circulation of the newspapers to be produced, marketed, and circulated hereunder by the LLC.

      1.15 USE OF FACILITIES AND PROPERTIES. Upon and subsequent to the Effective Date the properties and assets theretofore or thereupon contributed to the LLC by Denver Post and Denver Publishing shall be retained and used in connection with the joint operating arrangement contemplated hereby, except as the Management Committee shall by Absolute Majority Vote determine otherwise.

      1.16 EMPLOYEES.

            (a) Commencing as of the Effective Date, The President and Chief Executive Officer of the LLC shall determine the staffing levels required for the LLC's operations and shall retain employees to perform non-news and non-editorial operations, including those employees and former employees of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, as the President and Chief Executive Officer shall deem reasonably necessary, appropriate or desirable to perform the LLC's operations. The President and Chief Executive Officer shall select those persons which he or she in his or her reasonable judgment determines to be qualified persons, including persons from the staffs of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, consistent with such legal and contractual obligations which may apply to the LLC, and shall not be obligated by this

Agreement or any other agreement entered into by and between Denver Post and Denver Publishing to choose an equal number of employees from, or any specific number of employees from, THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS. Each Newspaper shall continue, however, to be responsible for the selection, hiring, and employment of the employees used in its own news and editorial operations.

            (b) To the extent that the President and Chief Executive Officer does offer employment to persons then employed by THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS, it is contemplated that such employment will be offered upon terms substantially comparable to those applicable to their employment by THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS.

            (c) Upon the hiring of any such employee of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS, the LLC alone shall on and after the Effective Date be solely responsible for all obligations and incurred costs (whether arising under collective bargaining agreements, individual employment agreements, employee benefit or welfare plans, severance policies or arrangements or otherwise) relative to the future employment, termination or retirement of such employees.

            (d) The LLC shall also be solely responsible for indemnifying both Denver Post and Denver Publishing in full with respect to any WARN Act, severance or other liability which arises as a consequence of the LLC's failure to offer employment as of the Effective Date to any person then employed by THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS (other than news or editorial staff employees) upon terms substantially comparable to those applicable to their employment by THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS.

            (e) Upon and subsequent to the Effective Date, Denver Post and Denver Publishing shall remain independently responsible for all obligations and incurred costs relating to all persons thereafter employed relative to the news and editorial staffs of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS. To the extent such costs are in the first instance paid by the LLC, the LLC shall be reimbursed for such costs by Denver Post and Denver Publishing, respectively, in connection with the monthly distribution to such parties of Net Available Cash From Operations, as set forth in Article 4 of this Agreement.

            (f)  Subject  to  arrangements   made  by  Denver  Post  and  Denver
Publishing prior to the Effective Date and the authority of the Management Committee, from and after the Effective Date, the President and Chief Executive Officer shall, commencing as of the Effective Date, have sole and exclusive authority to handle all labor relations matters with respect to all non-news and non-editorial employees of the LLC. All labor relations matters with respect to employees in the news and editorial departments of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS shall be handled by (and shall be within the authority of) Denver Post and Denver Publishing, as the case may be.

            (g) (i) It is the intention of Denver Post and Denver Publishing that those persons who have been employees of Denver Post, Denver Publishing or their respective Affiliates and who become employees of the LLC in connection with the transactions contemplated hereby shall receive employee benefits substantially comparable to those they would have received if they had remained with their prior employer. The parties will endeavor to design and implement employee benefits plans and arrangements that shall accomplish this result, subject to collective bargaining requirements. After consultation with the Management Committee, the President and Chief Executive Officer will have the authority to cause to be adopted benefit plans and arrangements that will in his or her reasonable judgment accomplish this result.

                  (ii) Denver Post and Denver Publishing shall not (nor shall they permit any of their respective Affiliates to) pay (or defer to the account of) any officer or other employee of the LLC (including, without limitation, the President and Chief Executive Officer) any form of compensation, remuneration or reimbursement, with respect to any period on or after the date of such officer's or employee's employment by the LLC, without the consent of the other Member.

      1.17 NEWSPRINT PURCHASES. Commencing as of the Effective Date, each of Denver Post and Denver Publishing shall for each fiscal year of the LLC be responsible for providing to the LLC at its cost (as hereinafter defined) one-half of the newsprint needs of the LLC as reasonably forecast and determined by the LLC's President and Chief Executive Officer. For such purposes, Denver Post's and Denver Publishing's costs shall be deemed to be the average price paid for Denver deliveries by each entity (without any corporate mark-up) pursuant to newsprint contracts or otherwise. If Denver Post and/or Denver Publishing shall for any reason be unable to fulfill such obligations, the President and Chief Executive Officer shall secure such additional newsprint as he determines may be needed from whatever source he deems appropriate.

      1.18 INITIAL ACTIVITIES OF THE LLC. The activities of the LLC prior to the Effective Date shall include the provision of publishing services to the Post Entities and planning for implementation of the joint newspaper operating arrangement contemplated by this Agreement and shall be limited to activities that do not require the prior written consent of the Attorney General. Prior to the Effective Date, nothing in this Agreement, the Limited Liability Company Operating Agreement or The Denver Newspaper Agency Contribution and Sale Agreement shall limit competition between Denver Post and Denver Publishing or their Affiliates or business ventures or activities Denver Post and Denver Publishing or their Affiliates may legally pursue together.

                                    ARTICLE 2
                              ACTIVITIES OF THE LLC

      The parties agree as follows with respect to the activities of the LLC and their own activities from and after the Effective Date:

      2.1 PUBLICATION OF NEWSPAPERS.

            (a) The LLC shall at its expense print, produce, distribute, and market (both as to circulation and advertising) THE DENVER POST (in broadsheet format) each weekday and Sunday morning and DENVER ROCKY MOUNTAIN NEWS (in tabloid format with such news sections in broadsheet format as Denver Publishing chooses to include, consistent with current practices) each weekday morning and (in tabloid format with conversion to broadsheet format as soon as reasonably practicable from a production standpoint in the judgment of the Management Committee acting by Absolute Majority Vote) each Saturday morning, and shall otherwise jointly or separately exploit as it determines appropriate the advertising and/or news content of either or both publications, by mail, private delivery and/or such other technologies as the LLC may from time to time determine appropriate, subject to any separate agreements which may have been entered into prior to the Effective Date (as hereinafter defined) by and between Denver Post and Denver Publishing. The Saturday and Sunday editions of the Newspapers published by the LLC shall contain editorial pages and selected features from each of DENVER ROCKY MOUNTAIN NEWS and THE DENVER POST. The Saturday edition shall be published under a joint masthead to which Denver Post and Denver Publishing shall mutually agree (the "Saturday Edition"). The Sunday edition shall be published under a joint masthead to which Denver Post and Denver Publishing shall also mutually agree (the "Sunday Edition").

            (b) The LLC  shall  control,  supervise,  manage,  and  perform  all
operations  (other  than  news/editorial   operations)   involved  in  printing,
producing, distributing, and marketing the Newspapers; shall determine the edition times after consultation with the respective editors of such Newspapers; shall purchase materials, supplies, and national supplements as appropriate; shall solicit and sell advertising space in such Newspapers; shall, subsequent to the Effective Date, collect all accounts receivable, whether such accounts receivable come into existence prior to, on or after the Effective Date; shall establish circulation and advertising rates (but not advertising acceptability standards) for such Newspapers; and shall make all determinations and decisions and do any and all acts and things necessarily connected with the foregoing activities. Additionally, the cost of performing these functions shall be borne by the LLC.

            (c) The LLC will promote circulation and advertising to enhance or improve the circulation and advertising sales of each Newspaper and to allow each Newspaper to achieve its full market potential.

            (d) The LLC shall distribute such TMC product relative to the Denver market as it determines appropriate.

            (e) The LLC may also engage in any non-news and non-editorial activities that would be appropriate for a single newspaper publisher, including but not limited to commercial printing and all other activities determined by the Management Committee to be consistent with the LLC's principal business purpose. Non-news and non-editorial activities with respect to any Newspapers published within the State of Colorado by Denver Post, Denver Publishing or their Affiliates other than THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS shall, to the extent permitted by law, include such joint advertising sales, joint subscription sales, joint delivery or other services as the LLC may from time to time determine to be appropriate, upon terms mutually agreeable to both Denver Post and Denver Publishing.

      2.2 PROPERTY USED. In producing and carrying on the businesses of the Newspapers under this Agreement, the LLC shall print such Newspapers and conduct all operations under this Agreement, except the operations of the news and editorial departments of the two Newspapers, with the LLC's equipment and from the LLC's plant or plants, or from the plant or plants of independent contractors selected by the LLC. The LLC may also utilize the Licenses granted to it to the extent necessary to carry on the activities of the LLC pursuant to this Agreement.

      2.3 EDITORIAL INDEPENDENCE. Preservation of the editorial independence of each Newspaper is the essence of this Agreement. To this end, subsequent to the Effective Date, the news and editorial material for editions of THE DENVER POST shall be gathered, prepared, and laid out by Denver Post and the news and editorial material for editions of DENVER ROCKY MOUNTAIN NEWS shall be gathered, prepared, and laid out by Denver Publishing. THE DENVER POST'S and DENVER ROCKY MOUNTAIN NEWS' news and editorial staffs and news and editorial policies shall be independent of each other and of the LLC. Without limiting the generality of the foregoing, Denver Post and Denver Publishing each shall have the exclusive right to determine the editorial format, dress, layout, and news and feature content of editions of its Newspaper published subsequent to the Effective Date. All personnel responsible for the news and editorial content of THE DENVER POST shall be employees of Denver Post and shall be subject to the direction and authority of Denver Post, and all personnel responsible for the news and editorial content of DENVER ROCKY MOUNTAIN NEWS shall be employees of Denver Publishing and shall be subject to the direction and authority of Denver Publishing.

      2.4 NEWS AND EDITORIAL SERVICES AND EXPENSES.

            (a) Commencing as of the Effective Date, each Newspaper shall maintain an adequate staff of news, editorial, and photographic employees, and shall furnish the LLC complete news and editorial services necessary and appropriate for the publication of such Newspaper in the manner provided in this Agreement. Each Newspaper, in furnishing news and editorial copy and like materials to the LLC for publication, shall conform to the mechanical standards and limitations which prevail at the time of production in the plant or plants used by the LLC for the printing of such Newspaper, including press times established by the LLC.

            (b) In order to equitably  distribute between Denver Post and Denver
Publishing the cost of producing the news for its Newspaper, and in consideration of evolutionary changes (attributable to market demand) in the number of pages of various editions of the Newspapers, the LLC shall credit Denver Post and Denver Publishing for supplying news to fill basic newsholes (the "Newshole") as follows:

                  (i) The President and Chief Executive Officer shall specify annually a news to advertising ratio for the Monday through Friday editions in the aggregate (the "Weekly Ratio") which shall be the same for both THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS; and,

                  (ii) The President and Chief Executive Officer shall also specify annually separate and discrete news to advertising ratios for the special edition of DENVER ROCKY MOUNTAIN NEWS to be published on Saturday (the "Saturday Ratio") and the special edition of THE DENVER POST to be published on Sunday (the "Sunday Ratio").

            (c) During the Term of this Agreement, the Newshole for each Newspaper shall be equivalent from week to week to that for the other Newspaper after adjustment for format (broadsheet or tabloid). Denver Post or Denver Publishing may elect to publish pages of news content in excess of its Newshole, provided that (1) the LLC has the production capacity to produce the pages as scheduled, and (2) the Member which elects to publish excess pages of news content shall be charged for the cost of production equal to a rate set annually by the President and Chief Executive Officer based on average setup costs per page (the "Basic Page Charge") multiplied by the number of excess pages of news content, plus the average cost of newsprint, ink, labor, and other variable costs per page (the "Variable Page Charge") multiplied by the number of pages to be inserted and multiplied by the number of copies printed in which the extra news content pages are inserted (the "Total Excess Page Charge"). There shall be a Basic Page Charge and a separate Variable Page Charge for those editions of the Newspapers which are published in broadsheet and tabloid format, which shall be comparable for both THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS.

            (d) The President and Chief Executive Officer shall specify annually allocations of editorial color and color pages to THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS (the "Color Allocations") in the same proportions that the color pages published by THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS individually have to the total of color pages published in THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS collectively during the prior fiscal year.

            (e) Denver Post or Denver Publishing may elect to publish pages using color in excess of their Color Allocations, provided that (1) the LLC has the production capacity to produce the pages using excess color as scheduled, and (2) the Member which elects to use excess color shall be charged for the cost of production equal to a rate set separately for broadsheet and tabloid editions of the Newspapers, determined on a comparable basis annually by the President and Chief Executive Officer based on average set up costs per page (the "Basic Color Charge") multiplied by the number of pages on which the excess color is to be used plus the average cost of ink, labor, and other variable costs per page (the "Variable Color Charge") multiplied by the number of pages on which the excess color is to be used and multiplied by the number of copies printed in which the extra color is used (the "Total Excess Color Charge"). The Basic Color Charge and the Variable Color Charge shall be comparable for both THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS.

            (f) Denver Post or Denver Publishing may elect to publish any special news section in excess of its Newshole provided that (i) the LLC has the production capacity to produce the pages for each section as scheduled and (ii) the party electing to publishing any such special section shall be charged for the cost of production thereof in excess of the Total Excess Page Charge and the Total Excess Color Charge that such party is required to bear under this Agreement.

            (g) Except as adjusted by the charges contemplated in Sections 2.4(c) and (e), all Editorial Expense (as defined hereafter) of the news and editorial functions of THE DENVER POST shall be borne by Denver Post and all Editorial Expense of the news and editorial functions of DENVER ROCKY MOUNTAIN NEWS shall be borne by Denver Publishing. The term "Editorial Expense" as used in this Agreement (except as may otherwise expressly be provided herein or otherwise by Denver Post and Denver Publishing with respect to the Saturday and/or Sunday editions of the Newspapers) shall mean all costs and expenses associated with the news and editorial departments of THE DENVER POST, or DENVER ROCKY MOUNTAIN NEWS, as the case may be, including but not limited to: (i) compensation, retirement, pension, health and death benefits, worker's compensation insurance, and group insurance of news and editorial employees;

(ii) severance pay of news and editorial employees; (iii) travel and other expenses of news and editorial employees; (iv) press association assessments and charges; (v) charges for news services, photo services and supplies, and editorial wire services; (vi) charges for the right to publish news and editorial features, comics, and other news and editorial material of every kind and character; (vii) the cost of news and editorial materials, printing, stationery, office supplies, and postage for the news and editorial departments;
(viii) donations and dues; (ix) telegraphic, telephone, and long-distance telephone charges of such news and editorial departments; the cost and expense of maintaining the operation of a newspaper "morgue"; and (x) professional fees; PROVIDED, HOWEVER, that (a) the term "Editorial Expense" shall not include the cost of unfurnished office space provided by the LLC pursuant to Section 2.5 hereof, which shall be provided at the sole cost and expense of the LLC, and (b) equipment that is an integral part of the production process even though located in the news and editorial departments of a Newspaper. Notwithstanding the foregoing, the following Editorial Expenses for the Saturday and Sunday editions of the Newspapers shall be the sole responsibility of the LLC and if paid in the first instance by Denver Post or Denver Publishing shall be promptly reimbursed by the LLC: (i) the cost of all comics in the Saturday and Sunday Newspapers, it being the anticipation of the parties that such Newspapers will have a substantially expanded comics section; (ii) all costs associated with the Sunday television book (such book to bear the same joint masthead as the Sunday Edition); (iii) the costs of weekly stock listings or other weekly business data included in any Saturday or Sunday publications; and (iv) the cost of magazine supplements such as PARADE or U.S. TODAY.

      2.5 OFFICE SPACE. The LLC shall provide each of Denver Post and Denver Publishing with comparably furnished, separate office space in Denver, Colorado which shall be adequate for the separate use of the news and editorial departments of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, as the case may be. Such office space shall include appropriately furnished office space for the news and editorial executives of each Newspaper. Such office space, together with utility services (other than telephone or other voice or data transmission charges), shall be provided at the expense of the LLC, and no rent or other similar charge shall be paid for such space by Denver Post or Denver Publishing or charged by the LLC.

                                    ARTICLE 3
                         QUALITY OF CONTENT AND BUDGETS

      The parties agree that from and after the Effective Date:

      3.1 QUALITY OF CONTENT. Denver Post and Denver Publishing shall use all reasonable efforts to maintain the status of their respective publications as leading newspapers in the Denver area and throughout the state of Colorado.
Denver Post and Denver Publishing shall seek to insure that the editorial quality of each of their respective publications meets the highest journalistic standards. Each of Denver Post and Denver Publishing shall be solely responsible for the news and editorial content of its Newspaper.

      3.2 BUDGETS. No later than 45 days before the beginning of each fiscal year, the President and Chief Executive Officer shall submit capital, operating and cash flow budgets (collectively, the "Budgets") covering the next succeeding fiscal year of the LLC to the Management Committee. The Operating Budget will incorporate the Weekly Ratio, Saturday Ratio, Sunday Ratio, Basic Page Charge, Variable Page Charge, Color Allocation, Basic Color Charge, and Variable Color Charge, as authorized for that fiscal year. The President and Chief Executive Officer shall seek and receive an approval of all of the Budgets and any amendments thereto in their entirety by an Absolute Majority Vote of the Management Committee prior to the implementation of them.

                                    ARTICLE 4
             DUTIES OF LLC, INCLUDING DISTRIBUTION OF AVAILABLE CASH

      4.1 DUTIES OF LLC. The LLC agrees that from and after the Effective Date, it will:

            (a) manage and operate all of the departments of the publishing businesses for THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS (excluding the news and editorial departments) and set and establish the respective advertising and subscription rates (but not advertising acceptability standards) of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS from time to time;

            (b) receive and collect all of the receipts and income relating to THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, and from such income pay all operating expenses incidental to the publication of the Newspapers (except for news and editorial expenses, other than as herein expressly provided) in the manner and to the extent provided in this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement;

            (c) subject to Section 1.8 hereof and any applicable provisions of The Denver Newspaper Agency Limited Liability Company Operating Agreement, distribute to Denver Post and Denver Publishing at least monthly, or at more frequent intervals as may be directed by the President and Chief Executive Officer, Net Available Cash From Operations, as defined in The Denver Newspaper Agency Limited Liability Company Operating Agreement;

            (d) collect any amounts  required to be  collected by it pursuant to
Section 1.7 hereof; and,

            (e) account monthly to Denver Post and Denver Publishing for all revenues and expenditures, and keep Denver Post and Denver Publishing regularly informed of its affairs and business.

      4.2 ALLOCATION OF PROFITS OR LOSSES AND DISTRIBUTIONS OF CASH.

            (a) Commencing with the Effective Date, Profits and Losses, as defined in The Denver Newspaper Agency Limited Liability Company Operating
Agreement, shall be allocated among the Members in accordance with the provisions of The Denver Newspaper Agency Limited Liability Company Operating Agreement.

            (b) Commencing with the Effective Date, distributions of Net Available Cash From Operations shall, subject to the provisions of Section 1.8 hereof, be distributed to the Members in accordance with The Denver Newspaper Agency Limited Liability Company Operating Agreement.

            (c) The LLC shall be reimbursed by the Members for the Total Excess Page Charges and the Total Excess Color Charges pursuant to Sections 2.4(c) and 2.4(e) that may be due by them and for all Editorial Expenses of either party which the LLC in the first instance may have paid on their behalf, including but not limited to salaries and related benefits for their respective news and editorial staffs. In either case the LLC will account for these items before computing Profits or Losses.

      4.3 BOOKS AND RECORDS. Accurate, full, and complete books of accounts and records, wherein all transactions of the LLC shall be entered, shall be kept at the principal office of the LLC for the account of the LLC in accordance with generally accepted accounting principles consistently applied (except as otherwise agreed by Denver Post and Denver Publishing) and, additionally, in accordance with the Code and regulations promulgated thereunder. Commencing with the Effective Date, Denver Post, Denver Publishing, and their respective representatives shall have the right to inspect, audit, copy or reproduce, each at its own expense, the books and records of the LLC.

      4.4 FINANCIAL STATEMENTS. Commencing with the Effective Date, the President and Chief Executive Officer shall cause to be delivered to Denver Post and to Denver Publishing the following financial statements and reports of the LLC prepared, in each case, in accordance with generally accepted accounting principles consistently applied (except as may be otherwise agreed by Denver Post and Denver Publishing):

            (a) promptly  upon their  availability  and in any event within four
(4) business days after the end of each month, unaudited statements of income or loss and cash flows and an unaudited balance sheet for the interim period through such month and the monthly period then ended and for the fiscal year-to-date, in reasonable detail, such statements of income or loss and cash flows for such period and for the fiscal year-to-date to include (1) a comparison of the fiscal year-to-date and the interim and monthly periods then ended with the corresponding periods for the fiscal year immediately preceding, if any, and (2) a comparison of actual to budgeted cash flows and income or loss;

            (b) promptly  upon their  availability  and in any event within four
(4) business days after the end of each quarterly period in each fiscal year, an unaudited balance sheet and unaudited statements of income or loss and cash flows for the quarterly period then ended and for the fiscal year-to-date, in reasonable detail, such statement to include (1) a comparison of the fiscal year-to-date and the interim and quarterly periods then ended with the corresponding periods of the fiscal year immediately preceding, if any, and (2) a comparison of actual to budgeted cash flows and income or loss;

            (c) promptly  upon their  availability  and in any event within four
(4) business days after the end of each fiscal year, an unaudited balance sheet and unaudited statements of income or loss and cash flows for the fiscal year then ended, all in reasonable detail, such statements to include (i) a comparison of the current fiscal year with the fiscal year immediately preceding, if any, and (ii) a comparison of actual to budgeted cash flows and income or loss;

            (d) promptly upon their availability and in any event within fourteen (14) days after the end of each fiscal year, an unaudited balance sheet of the LLC as at the end of such fiscal year, and unaudited statements of income or loss and cash flows for such fiscal year, all in reasonable detail, such balance sheet and statements of income or loss and cash flows to include a comparison of the current fiscal year with the fiscal year immediately preceding, if any; and

            (e) promptly upon their  availability  and in any event within sixty
(60) days after the end of each fiscal year, an audited balance sheet of the LLC as at the end of such fiscal year, and audited statements of income or loss and cash flows for such fiscal year, all in reasonable detail and accompanied by an opinion thereon of the LLC's independent certified public accountants, such balance sheet and statements of income or loss and cash flows to include a comparison of the current fiscal year with the fiscal year immediately preceding, if any.

      4.5 AUDITORS AND FISCAL YEAR. Commencing with the Effective Date, the independent auditors of the LLC shall be selected by Denver Publishing and Denver Post on a four-year rotating basis and shall be one of the five largest accounting firms in the United States (the "Big Five"). Commencing with the Effective Date, the independent auditors of the LLC shall be the independent auditors of Denver Publishing, and such auditors shall serve through the end of the fourth fiscal year of the LLC following the Effective Date. At least six months before the end of each four-year period, the Member who may choose the auditors for the next four-year period shall give notice to the LLC and the other Member(s) of its election to select independent auditors for the LLC. Any selection of auditors hereunder shall be limited to the Big Five firm or firms then serving as the independent auditors of Denver Post or Denver Publishing.

Failure to give such notice shall be deemed an election to retain the auditors then engaged by the LLC. The LLC shall keep its books on a calendar-year basis.

      4.6 TAX RETURNS. Commencing with the Effective Date, Tax returns for the LLC shall be dealt with in the manner prescribed in The Denver Newspaper Agency Limited Liability Company Operating Agreement.

                                    ARTICLE 5
                                GOVERNANCE OF LLC

      5.1 MANAGEMENT COMMITTEE.

            As of and subsequent to the Effective Date, the business and affairs of the LLC shall be managed by a committee (the "Management Committee") to be composed of four (4) members, two (2) of which shall be appointed collectively by Denver Post and Eastern Colorado and shall be the Chief Executive Officer and Chief Financial Officer of Denver Post (or their designees), and two (2) of which shall be appointed by Denver Publishing and shall be the Chief Executive Officer and Chief Financial Officer of The E.W. Scripps Company, an Ohio corporation and parent of Denver Publishing (or their designees). Commencing as of the Effective Date, a single member of the Management Committee shall be selected, as hereinafter provided, to serve as Chairman of the Management Committee for a four (4) year term or until the selection of his successor. The Chairman of the Management Committee shall preside over all meetings of the Management Committee and shall perform such other functions and responsibilities as the members of the Management Committee may from time to time appropriately delegate to such person under the terms of the Limited Liability Company Operating Agreement or otherwise. The initial Chairman of the Management Committee shall, as of the Effective Date, be selected by those members of the Management Committee appointed by Denver Post and Eastern Colorado, and thereafter the members of the Management Committee appointed by Denver
Publishing and by Denver Post and Eastern Colorado, respectively, shall alternate selecting such Chairman every four (4) years. Commencing as of the Effective Date, the Management Committee (acting by Absolute Majority Vote) shall appoint annually a President and Chief Executive Officer of the LLC, reporting to it, to serve for a term of one year and until his or her successor is elected. The President and Chief Executive Officer shall, in consultation with the Management Committee, oversee all activities of the LLC, consistent with the terms of this Agreement, the Limited Liability Company Operating Agreement and the NPA, in accordance with annual operating and capital budgets approved by the Management Committee. The Management Committee (acting by Absolute Majority Vote) may remove the President and Chief Executive Officer at any meeting and elect his or her successor. In the case of a deadlock with respect to any matter to be acted upon by the Management Committee (other than the election or removal of a President and Chief Executive Officer and such other matters reserved solely for decision by an Absolute Majority Vote of the Management Committee or by the Members unanimously under the Limited Liability Company Operating Agreement and therein designated as "Reserved Matters," hereafter collectively, the "Reserved Matters"), the President and Chief Executive Officer of the LLC shall be empowered to break such deadlock. Any deadlock concerning any Reserved Matter shall be resolved in the manner provided in The Denver Newspaper Agency Limited Liability Company Operating Agreement.

      5.2 THE PRESIDENT AND CHIEF EXECUTIVE OFFICER. Commencing as of the Effective Date, the President and Chief Executive Officer shall, in consultation with the Management Committee, have general charge and supervision of the business of the LLC, but shall have no duties or authority with respect to the news and editorial functions of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS.

      5.3 CERTAIN OTHER MATTERS. Commencing as of the Effective Date, the President and Chief Executive Officer shall conduct the business of the LLC pursuant to the terms hereof as a stand-alone, independent, joint venture of the Members. Subject to legal and contractual obligations, the President and Chief Executive Officer shall select qualified managers, executives, and personnel, and shall supervise the facilities and equipment used by the LLC and the operating systems and procedures of the LLC with respect to advertising, circulation, production, finance, personnel, and promotion. The President and Chief Executive Officer shall at all times act independently and disinterestedly as between Post Entities and Denver Publishing and in the best interests of the LLC.

      5.4 COMPENSATION. The cost (including compensation) of the President and Chief Executive Officer and his or her staff shall be paid by the LLC.

                                    ARTICLE 6
                                  OTHER MATTERS

      6.1 REPRESENTATIONS AND WARRANTIES. Each of the LLC, Denver Post, Eastern Colorado and Denver Publishing hereby represents and warrants to each other that:

            (a) It is a corporation or limited liability company (as hereinbefore indicated) which is duly incorporated and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in Colorado.

            (b) The consummation of the transactions provided for herein, in the Licenses, in The Denver Newspaper Agency Contribution and Sale Agreement and in The Denver Newspaper Agency Limited Liability Company Operating Agreement, will not conflict with, or result in a default under, or a violation of, any provision of its charter, bylaws or operating agreement (as applicable) or any agreement or instrument to which it is, or on the Effective Date may be, a party or by which it is, or on the Effective Date may be, bound.

            (c) The execution and delivery by it of this Agreement, The Denver Newspaper Agency Contribution and Sale Agreement, the Licenses and The Denver Newspaper Agency Limited Liability Company Operating Agreement have been duly and validly authorized by all necessary corporate action on its part; and this Agreement, The Denver Newspaper Agency Contribution and Sale Agreement, the Licenses, and The Denver Newspaper Agency Limited Liability Company Operating Agreement have been duly executed and delivered by it.

            (d) Subject to obtaining the written consent  referred to in Section
6.3 hereof, this Agreement, the Licenses, The Denver Newspaper Agency Limited Liability Company Operating Agreement and The Denver Newspaper Agency Contribution and Sale Agreement constitute its valid and binding obligation, and no approval or consent is necessary for the execution, delivery and performance by it of this Agreement, The Denver Newspaper Agency Contribution and Sale Agreement, the Licenses or The Denver Newspaper Agency Limited Liability Company Operating Agreement, except for such as have heretofore been obtained and are in full force and effect.

            (e) It has no knowledge of facts that would materially adversely affect the value of any material asset (or the assets in the aggregate) to be transferred by it or its Affiliates to the LLC.

As used in this Agreement, "Affiliate" means, with respect to any party, (i) any entity directly or indirectly controlling, controlled by or under common control with such party, (ii) any entity owning or controlling ten percent or more of the outstanding voting securities of such party, (iii) any officer or director of such party or any entity owning an interest as a general partner in such party, or (iv) any entity that is a general partner, trustee or holder of ten percent or more of the voting securities of any entity described in clauses (1) through (iii) of this sentence. As used herein, the term "entity" shall mean any individual, partnership, corporation, trust or other business organization.

      6.2 CERTAIN ACTION. Each party agrees to take all actions reasonably necessary and/or appropriate to carry out and effectuate the intent, purposes, and provisions of this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement and to cooperate with the others in every reasonable and proper way that will promote the successful operation of the joint operating arrangement under this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement.

      6.3 NPA FILING. As soon as practicable after the date hereof, an application shall be filed by Denver Post and Denver Publishing with the Department of Justice, and other appropriate procedures shall be implemented, to secure as soon as possible the written consent of the Attorney General of the United States as provided in Section 4(b) of the NPA. Each party shall support the application fully in every reasonable respect and shall cooperate in and coordinate with respect to the taking of all appropriate steps to secure approval of the application. Whether or not the Attorney General determines to give such written consent, this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement shall not terminate earlier than May 1, 2005 so long as either Denver Post or Denver Publishing elects to continue the process of seeking agency or judicial review. For purposes of the application, Denver Post and Denver Publishing shall each promptly designate "contact persons" for such coordination and consultation as is appropriate and proper and shall each give the other parties prompt written notice of such designation in the manner provided in Section 9.1 hereof. Furthermore, Denver

Post and Denver Publishing shall make available, through their authorized representatives, such information as is necessary and appropriate in obtaining the Attorney General's approval of the application. All information which Denver Post, Denver Publishing or the LLC secure as a result of such access shall be held in confidence, shall not (except as legally required) be disclosed without the consent of the party from which the information is obtained, and shall not be used for competitive purposes. All documents which Denver Post, Denver Publishing or the LLC obtain as a result of such access shall be returned or destroyed in the event the transactions contemplated by this Agreement are not consummated.

      6.4 ANNOUNCEMENTS. Except as required by law, no party hereto will make any public announcement concerning this Agreement and the transactions contemplated hereby prior to the first mutually agreed upon announcement thereof without the consent of the other parties and then only upon the maximum advance notice to the other parties which is practicable under the circumstances.

      6.5 INTERIM COVENANTS.

            (a) Each of Post Entities and Denver Publishing covenants and agrees that from the date hereof to and including the Effective Date it shall, with respect to its Newspaper, continue to carry on its business in the ordinary course. The LLC hereby covenants and agrees that from the date hereof to and including the Effective Date, it shall carry on its business in the ordinary course consistent with the course of conduct heretofore and hereafter by Denver Post with respect to its Newspaper. From the date hereof to and including the Effective Date, neither the Post Entities nor Denver Publishing, with respect to its Newspaper, or the LLC with respect to its business will:

                  (i) engage in any transaction materially affecting it, its assets or Liabilities, except in the normal and ordinary course of that entity's business;

                  (ii) fail to use reasonable efforts to prevent any event or transaction from occurring which materially adversely affects that entity's business, operations, assets, Liabilities, financial condition or future prospects;

                  (iii) fail to use reasonable efforts to preserve intact its present organization, keep available the services of its employees, preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business will not be materially impaired prior to the Closing;

                  (iv) sell, lease, transfer or agree to sell, lease or transfer any material asset of its Newspaper or relating to a Newspaper, except in the ordinary course of business;

                  (v) adopt or modify any pension, profit-sharing or other compensation plan (except as required by law or except for changes which would not affect the level of benefits) or enter into any contract of employment or permit any increases or changes in the compensation of employees of its Newspaper (including bonuses), except in accordance with past practices and in the ordinary course, or except as a result of collective bargaining heretofore or hereafter undertaken in the ordinary course, except to the extent required by law and except for retention arrangements made with employees of its Newspaper as a result of or in connection with the transactions contemplated by this Agreement;

                  (vi) enter into or amend any material contract or commitment, waive any material right or enter into any other material transaction, other than in the ordinary course; or

                  (vii) enter into any agreement to take any actions specified in this Section 6.5.

            (b) Each party will promptly notify the others in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

            (c) This Agreement is subject to such obligations and duties as may be imposed on any party by statute, regulation, contract or law; and no party shall be liable for any damages to any other party, or any other person, for reasonable actions taken in compliance with such obligations. In the event that any court, administrative agency or tribunal, by order, determination or administrative action, requires a party to take actions in compliance with obligations and duties that may be imposed by statute, regulation, contract or law as a condition or precondition to the undertakings herein, or determines to initiate proceedings or does initiate proceedings to compel such actions of a party, then such party may take such actions as reasonably are required for compliance with such obligations and duties, or to discharge, adjust or settle such orders, determinations, administrative action or proceedings, it being agreed and understood that the parties will use all reasonable efforts to oppose the imposition of any such order, determination, administrative action or proceeding.

            (d)   Each  of  Post   Entities   and   Denver   Publishing,   shall
conscientiously endeavor to perform on a timely basis all obligations required to be performed by it under all contracts and leases relating to its Newspaper.

                                    ARTICLE 7
                              DURATION; TERMINATION

      7.1 TERM. Unless renewed as provided in this Section 7.1 or terminated pursuant to Section 7.2, this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement shall continue for a term ending at the close of business on the last day of the fiftieth full fiscal year following the Effective Date, whereupon this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement shall expire and terminate. This Agreement shall automatically renew for succeeding renewal periods of 25 years each, unless either Denver Post or Denver Publishing notifies the other in writing at least five years before the end of the then current period (including renewal periods), of the election of the party giving the notice to terminate this Agreement. If such notice is given, this Agreement shall terminate at the end of the initial period or the then current renewal period during which the notice is given.

      7.2 TERMINATION OF THIS AGREEMENT; DISSOLUTION OF THE LLC.

            (a) Prior to the Effective Date, this Agreement shall terminate on May 1, 2005, if the Effective Date shall not have occurred on or before such date, or upon such earlier date, if any, as the parties hereto may mutually agree upon in writing.

            (b) After the Effective Date, this Agreement shall terminate only as hereinafter provided in this Section 7.2.

            (c) After the Effective Date, no Member shall cause the LLC to be dissolved except as provided herein and in The Denver Newspaper Agency Limited Liability Company Operating Agreement. After the Effective Date, the LLC shall continue until dissolved as herein and thereafter provided. The LLC shall, subject to the provisions of subsection (e) hereof and to all applicable provisions of The Denver Newspaper Agency Limited Liability Company Operating Agreement, be dissolved upon the occurrence of any of the following:

                  (i) expiration of the term of this Agreement,  as set forth in
      Section  7.1  hereof  or  of  the  Limited   Liability  Company  Operating
      Agreement;

                  (ii) at the written election of a Member if any Member willfully or persistently commits one or more material breaches of this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement, or otherwise so conducts itself in matters relating to the LLC business that it is not reasonably practicable to carry on the business of the LLC; PROVIDED, HOWEVER, that such election may be made only if the electing Member has given written notice to the other Members of such breaches or conduct and such breaches or conduct have not been substantially cured within 90 days after such notice has been given.

                  (iii) if the LLC experiences a net loss from its operations, before depreciation and amortization, as determined in accordance with generally accepted accounting principles consistently applied, for any three consecutive fiscal years, then, at any time within six months following the end of any such three consecutive fiscal years, any Member may give the others written notice of its intention to terminate this Agreement, and thereafter this Agreement shall (subject to the provisions of subsection (e) hereof) terminate three years after the end of such three consecutive fiscal years, or earlier if mutually agreed by Denver Post and Denver Publishing.

            (d) No termination of this Agreement or dissolution of the LLC shall be construed to release any Member from liability at law or in equity to the other Members or the LLC arising out of any breach of the terms of this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement.

            (e) As soon as practicable after the termination of this Agreement by lapse of time or otherwise, the LLC shall liquidate as provided in Section
7.3 and all applicable provisions of The Denver Newspaper Agency Limited Liability Company Operating Agreement.

      7.3 TERMINATION AT END OF TERM. Upon the termination of this Agreement and The Denver Newspaper Agency Limited Liability Company Operating Agreement, by lapse of time or otherwise:

            (a) Denver Post and Denver Publishing will meet with each other and use their best efforts to develop a just and equitable plan for discontinuing and dissolving the LLC and distributing its assets in kind between Post Entities and Denver Publishing (after collection of all receivables and payment of all indebtedness and liabilities of the LLC and all costs of dissolution and liquidation), in accordance with the Members' respective Percentage Interests in the LLC, so as to enable Denver Post and Denver Publishing to resume separate publication of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS, respectively, as independent businesses (a "Distribution Plan"). If Denver Post and Denver Publishing agree on a Distribution Plan, the assets of the LLC shall be distributed in accordance with the Distribution Plan, all Licenses shall automatically expire and terminate, and the LLC shall thereupon be dissolved. Except as provided in the Distribution Plan and upon effective distribution of assets by the LLC pursuant thereto, neither Denver Post, Eastern Colorado nor

Denver Publishing shall have any separate right, title or interest in or to any asset of the LLC.

            (b) If Denver Post and Denver Publishing are unable to agree upon a Distribution Plan, all receivables of the LLC shall be collected and the business affairs and assets of the LLC shall in accordance with all applicable terms of The Denver Newspaper Agency Limited Liability Company Operating Agreement be liquidated as promptly as possible in an orderly and businesslike manner. The proceeds shall be applied and distributed in accordance with the terms of The Denver Newspaper Agency Limited Liability Company Operating Agreement in the following order:

                  (1) To the payment and discharge of all of the LLC's debts and liabilities (other than those to Post Entities and Denver Publishing), including the establishment of any necessary reserves;

                  (2) To the  payment  of any  debts  and  liabilities  to  Post
      Entities and Denver Publishing, including, but not limited to those arising pursuant to Section 1.8 hereof; and,

                  (3) To Denver Post, Eastern Colorado, and Denver Publishing, or their successors, in accordance with their respective Percentage Interests.

      7.4 TRANSFERS OF INTERESTS UNDER THE AGREEMENT AND THE DENVER NEWSPAPER AGENCY LIMITED LIABILITY COMPANY OPERATING AGREEMENT. After the Effective Date, the transfer of the rights of any party under this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement or as a Member of the LLC shall be governed exclusively by the provisions regarding such transfer set forth in The Denver Newspaper Agency Limited Liability Company Operating Agreement.

                                    ARTICLE 8
                              COSTS AND LIABILITIES

      8.1 RESPONSIBILITY FOR COSTS.

            (a) COSTS FOR THE APPLICATION TO AND PROCEEDINGS WITH THE DEPARTMENT OF JUSTICE. Each Member shall be responsible for its own costs, expenses and liabilities which are directly part of the application to and proceedings with the Department of Justice. Each of Post Entities (collectively) and Denver Publishing shall be responsible for one-half of all costs and expenses of the LLC with respect to such application and proceedings, including, but without limitation, cost of the hired economists, accountants, or other experts needed for such application and proceedings.

            (b) COSTS FOR CERTAIN CHALLENGES TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each Member shall be responsible for its own costs and expenses (including, without limitation, costs of investigation and preparation) incurred in the defense of any suit, action or proceeding initiated or threatened by any governmental authority or any person or entity seeking to prohibit, enjoin or restrain the transactions contemplated by this Agreement, or seeking damages in connection with these transactions or otherwise attempting to challenge the full implementation of the joint operating arrangement provided in this Agreement including, without limitation, legal fees and other costs and expenses incurred in connection with any such matter. Each of Post Entities, on the one hand, and Denver Publishing, on the other, shall be responsible for one-half of all costs and expenses of the LLC incurred in the defense of such suits, actions or proceedings.

            (c) CERTAIN OTHER COSTS AND TAXES. Except as otherwise expressly herein provided, each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the consummation of the transactions contemplated hereby, including, without limitation, all taxes, attorneys', accountants' and other professional fees and expenses. All applicable sales, use and real estate transfer taxes, and all title insurance and survey costs shall be paid by the LLC.

      8.2 NATURE OF RELATIONSHIP. Nothing contained in this Agreement shall constitute the parties hereto as alter egos or joint employers or as having any relationship other than as specifically provided herein and in The Denver Newspaper Agency Limited Liability Company Operating Agreement. Denver Post, Eastern Colorado and Denver Publishing each will retain and be responsible for (and will indemnify the other Members and the LLC against) all of its respective debts, obligations, liabilities, and commitments which are not transferred to and assumed by the LLC pursuant to this Agreement.

      8.3 MEMBERS' INDIVIDUAL RESPONSIBILITIES.

            (a) The entire cost and expense of defending, settling or paying and discharging any liability or other claim on account of any article, feature, advertisement, editorial or other item published in or excluded from THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS as a result of any act done or omitted to be done by the news and editorial departments of THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS shall be borne by Denver Post or Denver Publishing, as the case may be. Each of Denver Post and Denver Publishing agrees to indemnify and hold the LLC, the other Members, each of such Member's Affiliates, its and their directors, officers and employees harmless against any such liability, cost or expense incurred by such party.

            (b) Except as may otherwise be specifically provided in this Agreement, no Member shall be charged with or held responsible for any claims arising before or after the Effective Date hereof by reason of any act or omission on the part of any other Member, and the responsible Member shall defend, settle, pay or discharge any such matter, and shall indemnify and hold harmless the other Members against any such matter, and from any liability, cost or expense arising therefrom.

      8.4 LLC'S RESPONSIBILITY. After the Effective Date, the entire cost and expense of defending, settling or paying and discharging any liability or other claim on account of (a) any article, feature, advertisement, editorial or other item published in or excluded from THE DENVER POST or DENVER ROCKY MOUNTAIN NEWS as a result of any act done or omitted to be done by the LLC or (b) any other act done or omitted to be done by the LLC under this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement shall be borne by the LLC, except as otherwise expressly provided herein or therein. The LLC shall indemnify and hold each of Denver Post, Eastern Colorado and Denver Publishing and its Affiliates, directors, officers and employees harmless against any such liability, cost or expense incurred by any of them.

      8.5 FORCE MAJEURE. No party shall be liable to the others for any failure or delay in performance under this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement occasioned by war, riot, act of God or public enemy, strike, labor dispute, shortage of any supplies, failure of suppliers or workers or other cause beyond the control of the party required to perform, and such failure or delay shall not be considered a default hereunder, but this Section 8.5 shall not excuse any party from its obligation to pay any sum of money which such party is otherwise required to pay pursuant to this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 NOTICES. Each notice or other communication given pursuant to this Agreement or The Denver Newspaper Agency Limited Liability Company Operating Agreement shall be deemed to have been duly given when hand delivered or three days after being deposited in the United States mail, certified, postage prepaid, return receipt requested, and addressed to the party to be notified at such party's address as set forth below:

      If to Denver Publishing to:     Denver Rocky Mountain News
                                      c/o The E.W. Scripps Company
                                      312 Walnut Street, 28th Floor
                                      Cincinnati, Ohio 45202
                                      Attn:  Daniel J. Castellini
                                      Senior Vice President and
                                       Chief Financial Officer
                                      Telecopier  (513) 977-3729

      With a Copy to:                 Baker & Hostetler LLP
                                      312 Walnut Street, Suite 2650
                                      Cincinnati, OH 45202
                                      Attn:  William Appleton, Esq.
                                      Telecopier:  (513) 929-0303

      If to either or both of the     c/o MediaNews Group, Inc.
      Post Entities (or to the        1560 Broadway, Suite 2100
      LLC prior to the Effective      Denver, CO 80202
      Date):                          Attn:  Joseph J. Lodovic, IV
                                      Executive Vice President and
                                       Chief Financial Officer
                                      Telecopier:  (303) 820-1929

        With a Copy to:               Verner, Liipfert, Bernhard,
                                       McPherson and Hand, Chartered
                                      901 15th Street, N.W., Suite 700
                                      Washington, DC 20005-2301
                                      Attn:  Howell E. Begle, Jr., Esq.
                                      Telecopier.  (202) 371-6279

The LLC shall on the Effective Date by notice to the other parties given in accordance with this Section 9.1 designate an address for receipt on or after such date of notices and communications hereunder. All such notices to the LLC shall on or after such date be to the attention of the President and Chief Executive Officer, with copies to Post Entities and Denver Publishing at the addresses then designated by them for the receipt of such notices pursuant to this Section 9.1. Any party may change its address or the individual to whom notice is to be directed hereunder by notice to the other parties given in accordance with this Section 9.1.

      9.2 NON-ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their permitted successors and assigns, but any attempt by any party to assign any of its rights or to delegate any of its duties hereunder shall be subject to Section 7.4.

      9.3 ENTIRE UNDERSTANDING. This Agreement (including the Exhibits) and The Denver Newspaper Agency Contribution and Sale Agreement embody the entire understanding and agreement of the parties on the subject matter herein and therein contained and supersedes any and all prior agreements, arrangements, and understandings relative to the subject matter hereof and thereof.

      9.4 HEADINGS. Titles, captions or headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereto.

      9.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Colorado.

      9.6 MODIFICATIONS. This Agreement shall be amended only by an agreement in writing and signed by the party against whom enforcement or discharge is sought.

      9.7 SEVERABILITY. Each provision of this Agreement shall be considered severable from the rest and if any provision of this Agreement or its application to any person, entity or circumstance shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any person, entity or circumstance shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

      9.8 SPECIFIC PERFORMANCE. In addition to any other remedies the parties may have, each party shall have the right to enforce the provisions of this Agreement through injunctive relief or by a decree or decrees of specific performance.

      9.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, shall give to anyone other than the parties hereto and their respective permitted successors and assigns any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement.

      IN WITNESS WHEREOF, the parties have signed in multiple counterparts this Agreement by their respective duly authorized signatories as of the day and year above written.


                                       THE DENVER POST CORPORATION


                                       By:  /S/ JOSEPH J. LODOVIC, IV
                                          -------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                             Chief Financial Officer

                                       EASTERN COLORADO PRODUCTION
                                       FACILITIES, INC.


                                       By:  /S/ JOSEPH J. LODOVIC, IV
                                          -------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                             Chief Financial Officer

                                       DENVER POST PUBLISHING
                                       FACILITIES LLC


                                       By:  /S/ JOSEPH J. LODOVIC, IV
                                          -------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                             Chief Financial Officer

                                       THE DENVER PUBLISHING COMPANY


                                       By:  /S/ DANIEL J. CASTELLINI
                                          ------------------------------
                                            Daniel J. Castellini
                                            Senior Vice President and
                                             Chief Financial Officer